Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in this Post–Effective Amendment No. 221 to the Registration Statement on Form N–1A of Fidelity Summer Street Trust: Fidelity Series Sustainable U.S. Market Fund of our report dated March 14, 2024, relating to the financial statements and financial highlights, which appears in the above referenced fund’s Annual Report to Shareholders on Form N-CSR for the period ended January 31, 2024. We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
March 20, 2024